Plymouth Industrial REIT
Second Quarter 2018 Earnings
Thursday, August 9, 2018, 10:00 AM

CORPORATE PARTICIPANTS Jeff Witherell - Chairman, CEO Pen White - President, CIO Dan Wright - EVP, CFO Tripp Sullivan - Investor Relations

PRESENTATION

Operator

Hello, and welcome to the Plymouth Industrial REIT second-quarter 2018 earnings call. All participants will be in listen-only mode. Should you need assistance please signal a conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. To ask a question you may press star then one on your telephone keypad. To withdraw your question please press star then two. Please note, this event is being recorded.

I now would like to turn the conference over to Tripp Sullivan, Investor Relations. Please go ahead, sir.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company’s results for the second quarter of 2018. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; and Dan Wright, Executive Vice President and Chief Financial Officer. Our results were released yesterday afternoon in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-Q and supplemental filed with the SEC.

A replay of this call will be available shortly after the conclusion of the call through August 16, 2018. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call we remind you that the remarks made herein are as of today, August 9, 2018, and will not be updated subsequent to this call.

During this call certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risk and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company’s filings with the SEC. We will also discuss certain non-GAAP measures, including, but not limited to, FFO, AFFO and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures, are included in our filings with the SEC.

I’ll now turn the call over to Jeff Witherell. Please go ahead, Jeff.

Jeff Witherell

Thanks, Tripp. Good morning, everyone. In addition to Pen and Dan, Jim Connolly, who heads up our Asset Management, and Anne Hayward, our General Counsel, are here with us as well. During the second quarter and the six weeks into this third quarter we’ve made significant progress on several fronts. We have continued to sign new leases to strengthen the portfolio, improve the balance sheet and build up a pipeline of future acquisition opportunities.

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Let’s start with our capital markets activity first, as that has significantly improved our balance sheet. We now have approximately 80% of our debt locked up with fixed interest rates for the next 5 to 10 years at a weighted average interest rate of 4.13% with a balance comprised of borrowings on our credit facility. We got there through a series of secured financings, such as the $21.5 million Minnesota Life loan that paid off borrowings on our credit facility. The payoff of our mezzanine debt with proceeds from a new $35.7 million term loan from KeyBank and a $78 million loan from Transamerica Life that helped pay off our seller financings that we used to acquire the 15 property portfolio from Goldman Sachs last November. These were all fairly transformative transactions as they eliminated floating-rate debt, and in the case of the KeyBank term loan, paid off a high interest rate mezzanine loan approximately 14 months ahead of schedule.

On the equity side we completed a small overnight deal that raised just over $17 million with sizable institutional involvement. This offering was a strategic move for us as it will allow us to become shelf eligible, providing us with more flexibility in our efforts to raise both debt and equity capital.

On the strategic front we continue to have numerous active discussions with a number of institutions that have expressed an interest in investing alongside us for joint ventures. Our Class B industrial strategy in the pipeline we are building is very attractive to them, and we will give them expressions of interest a hard look. Should the equity markets begin to recognize the embedded value we’ve created in the portfolio we will continue to explore that avenue as well.

As for acquisition activity we put nearly $16 million to work during the quarter with two properties in Chicago. We have a strong presence in Chicago, and these were great additions with a solid 8% initial yield and longer term leases in place. Additionally, we continue to have relevant discussions with potential sellers regarding tax advantaged UPREIT properties.

Finally, as it relates to the real estate market, we remain bullish on the industrial sector in general and our type of properties in particular. You’ve seen the stats on our leasing activity. Both new and renewal leasing is strong throughout the portfolio. And we have a very positive growth trajectory ahead of us in the space.

Pen and our acquisitions team are engaged in our target markets for opportunities that are a mixture of cash, OP units and assumed debt for both core and value-added transactions that play to our strengths and meet our underwriting criteria. We’ve heard the talk about some public investors trading a tariff [indiscernible] and how that might affect the industrial space, but we are not seeing that in our leasing portfolio operations, tenant discussions or seller expectations. We believe that situation would have to continue for much more extended timeframe before it would begin to have an impact on space decisions.

Pen, why don’t you walk us through the leasing activity in the pipeline? .

Pen White

Thanks. Good morning, everybody. As indicated, we continued our strong momentum with leasing in the second quarter. During the quarter we had an aggregate of 850,000 square feet of leases commence, of which 812,000 square feet were greater than six months in duration. Of this amount 147,000 square feet were renewal leases, and 650,000 square feet were new leases. Those leases on average had an 8.4% increase in rental rates on a cash basis, which was consistent with our expectations.

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The largest lease was a 527,000 square-foot Stonecrop Technologies lease in Columbus that commenced in April. That was a major win for us to get that space released as quickly as we did. This lease was actually 10% below that of the prior time, which we expected. And when you remove this lease from the other leases that we signed, our rents increase 30.6% over prior leases on a weighted average basis.

Overall, we believe the mark to market on our entire portfolio on average is in the range of 7% to 9%, providing a nice cushion of embedded growth for future years. At quarter end our occupancy was 93.4%. We continue to expect that on a stabilized basis our occupancy percentage will regularly be in the high 90% range.

For the balance of the year we have approximately 341,000 square feet of lease expirations that are concentrated in Chicago and Memphis. In addition to addressing these expirations, our main focus for the next two quarters will be leasing up the 624,000 square feet of vacancy we had as of June 30. Since quarter end we have completed leases for 189,000 square feet of this total and expect these recently signed leases to commence by year end. We expect to announce additional lease signings during the second half of this year for not only those tenants whose leases expire this year, but also for 2019, as well.

As we sit here today, of the approximately 1.5 million square feet scheduled to roll next year, we already have about 640,000 square feet signed or committed to be signed for renewal, thereby bringing our 2019 tenant retention ratio to approximately 42%.

The acquisitions Jeff mentioned a moment ago were completed in April. Both were single tenant Class B industrial buildings in Chicago with initial yields of 8%. These are stable cash flow generators with leases in place through 2027 and 2022. The largest building in North Kane County submarket has additional land, enabling us to expand the building in the future.

Looking now at the acquisition opportunities we have in the pipeline, we have a combination of properties that are both stable with long-term tenancy, as well as properties that have near-term leasing role and are more value-added in nature. We continue to focus our acquisition activity in existing markets, reviewing one-off transactions as well as small portfolios. Chicago, Atlanta, Cincinnati, Columbus and Indianapolis are still our top markets with predominately Class B warehouse distribution and light manufacturing or flex type properties comprising most of the pipeline. But we are also underwriting a select few Class A properties that look interesting to us. We are also seeing continued demand for UPREIT transactions, and we expect we’ll be seeing some concrete activity along those lines in the second half of this year.

Because of the highly-fragmented nature of the industrial asset class, especially Class B in secondary markets, we continue to uncover opportunities in the markets we’re already invested in, as well as others we plan to enter into in the near future.

So at this point I’ll turn it over to Dan to discuss our financial results.

Dan Wright

Thank you, Pen. The second-quarter results are consistent with the full-year outlook we have provided and puts us squarely on track for our full-year outlook, reflecting the impact on our financial performance from putting capital to work. The prior year comparisons are still not very meaningful due to our vastly different capital structure. So I will focus my comments on the current period and sequential comparisons where appropriate.

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Thursday, August 9, 2018, 10:00 AM

Turning to the second-quarter performance, I would note that our net loss was $2.27 per weighted average share compared to $1.38 per weighted average common share in the first quarter and $1.26 from the prior year. The year-over-year increase in net loss was primarily due to an increase in depreciation and amortization expense of $3.7 million due to the substantial acquisition activity and a loss on extinguishment of debt of $3.6 million related to the payoff of our mezzanine debt and an increase in general administrative expenses of $160,000 for professional fees related to public company requirements and tax return preparation.

Net operating income increased to $8.2 million compared with $7 million in the first quarter and $3.5 million in the prior year period. The quarter-over-quarter increase in NOI was due to the acquisition activity of approximately $290,000, an increase in rental income for same-store properties of $170,000, and a decrease in operating expenses of approximately $740,000, primarily driven by a reversal of our real estate tax accruals of $520,000 and other operating reductions as a result of timing and seasonality.

EBITDA was $6.7 million compared with $6.1 million in the first quarter and $2.2 million in the prior year period. The quarter-over-quarter increase is due to the aforementioned factors and NOI, offset in part by the increase in general and administrative expenses, professional fees and expenses and a decrease in other revenues.

FFO, attributable to common stock and OP unitholders, was a $0.39 for the quarter compared to $0.26 in the first quarter and a negative $0.63 per share in the prior year period. AFFO was $0.42 per share compared with $0.04 per share in the first quarter and up from a loss of $0.43 per share in the prior year. The quarter-over-quarter increase is driven by lower recurring capital expenditures of approximately $640,000 as a result of the leasing commissions from the 527,000 square-foot Stonecrop Technologies lease that was incurred during the first quarter, and an increase in accrued interest and deferred financing fees of approximately $400,000.

The capital activity that Jeff mentioned earlier is having a positive benefit on our balance sheet. As he mentioned, we have 80% of our debt locked up with fixed interest rates for the next 5 to 10 years at just over 4.1%, quite a change from what our balance sheet looked like a year ago. In terms of needs on the debt side of the capital structure, the term loan we use to pay off our 15% mezzanine debt is the only real target for refinancing, and we’re exploring our options for paying this off well before it matures in late 2021. With this loan and the refinancing of the debt we used for the Goldman Sachs portfolio acquisition, we estimate annualized interest savings of approximately $1.9 million.

Turning to our guidance, we are confirming our outlook for 2018. Total revenues for 2018 are estimated to be in a range of $44.8 million to $45.6 million, and NOI is estimated to be in a range of $28.9 million to $29.8 million. G&A for the year is estimated to be in a range of $5 million to $5.7 million, including the non-cash expenses of $800,000 to $1 million for stock-based compensation and any changes in the fair value of issued warrants.

Depreciation and amortization will increase due to the addition of $189 million in acquisitions that we’ve completed since mid-2017. We’ve increased the common stock and OP units outstanding by year end to approximately $5.1 million to account for the equity offering completed in July.

Plymouth Industrial REIT

Thursday, August 9, 2018, 10:00 AM

We still expect to begin providing FFO guidance for the year end reporting. The major component that will influence our projections for both FFO and AFFO is the timing of leasing commissions and capital expenditures that can cause significant swings from quarter to quarter given our size. We saw that this quarter as AFFO per weighted average share increased to $0.42 from $0.04 in the first quarter. This, the $0.42 is skewed higher right now due to that timing, but it will come back down in the second half of the year with leasing that we have keyed up and other recurring capital expenditures.

The safety and security of the dividend is important for us, and we are working hard to drive both FFO and AFFO growth higher through acquisitions and getting new leases commenced that result in cash flow growth we all know is embedded in our portfolio. I’ll be happy to answer any additional questions on this commentary in questions and answers.

Operator, we are now ready to take questions.

QUESTION AND ANSWER

Operator

Yes, thank you. We will now begin the question-and-answer session. To ask a question you may press star then one on your telephone keypad. If you’re using a speakerphone please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw it, please press star then two. And this morning’s first question comes from Barry Oxford with DA Davidson.

Barry Oxford

Great. Hey, guys. Thanks so much. When you’re looking at your pipeline can you give us a sense of how far down the road you are with some of those acquisitions? And are you going to be able to have those proceeds from the equity offering done earlier in the quarter put to work by 9/30? If you could just kind of give us a little more color.

Pen White

Yeah, hi, Barry. Pen here. Yes, we’ve always, as you know, we’ve always maintained a very robust pipeline from quarter to quarter. Right now our pipeline is just over $220 million worth of properties. There’s no doubt in my mind, quite candidly, that we’ll be able to put the proceeds to work in very, very short order.

Barry Oxford

Great. You guys talked about OP units a couple of times on the call. How do you guys feel about OP units right now today given the level of the stock price right now? How do you guys kind of view that?

Pen White

Yeah, as you know, we’ve concluded one OP unit deal less than a year ago, and we’re talking to others right now, and I think the discussions do occur, recognizing where our stock price is. I think the sellers that we’re talking to also recognize that our implied value is at a tremendous discount to NAV, and they also recognize the fact that they’re going to be holding on to the stock long term. So without getting into a real lot of detail, you know we’re not--you know, we’re not in the habit of issuing equity of any kind at a price level where we are, or close to where we are today.

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Thursday, August 9, 2018, 10:00 AM

Jeff Witherell

Hey, Barry, it’s Jeff. One last thing I’ll just point out is that, no offense to the investment bankers listening, but when we issue OP--when we issue OP units we don’t have so-called cost of capital.

Barry Oxford

Right.

Jeff Witherell

So we want to take that into effect, as well, when we think of a price for the OP units.

Barry Oxford

Right, right. And I totally agree with that. Is there any way--because you kind of have a little more of a sophisticated buyer and understanding the discount to NAV and stuff when you’re looking at doing an OP transaction. Is there any way to say look, at $15 we can’t do and OP transaction--I’m just going to pull a number out of the air--but at $16 we would be interested if you guys would be willing to take our stock at that price. Are there conversations like that happening around the--with the OP sellers?

Pen White

Barry, the short answer is yes, we are having conversations around that, and there’s a recognition of everything that you just mentioned. And I think that we’ll be seeing some activity that will kind of prove out, if you will, that we’ll have OP units at a price that’s fair for both sides, if you will.

Barry Oxford

Right, because I mean it seems at $16 I’m sure you guys are going to agree with this statement, but at $16 still seems like a win-win for the OP unit seller.

Pen White

Yep.

Jeff Witherell

It is, Barry. I mean, at the end of the day when we buy a property, no matter how we pay for it, it’s going to be accretive.

Barry Oxford

Right. Okay, great, great. And you guys, you know as far as just sort of when I’m looking at my model, and I’m glad that you guys are committed to the dividend and stuff. When I’m kind of looking at it I’m looking at 4Q, just making sure I’m looking at this correctly, for an FFO coverage maybe in 4Q and then an AFFO coverage in 2Q? Am I thinking about that correctly?

Jeff Witherell

Well, we--I don’t think we’ve put that guidance in here, right?

Barry Oxford

Right.

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Thursday, August 9, 2018, 10:00 AM

Jeff Witherell

I mean we--to go back and try to remember everything that Dan said. He said a lot. But we confirmed our NOI, where our G&A is, and I think he mentioned that CapEx is very flexible when it comes to our type of properties. We would say we probably agree with you that that’s where we want to be, but we’re not providing, you know, we’re not really providing guidance for next year until we get into the fourth quarter.

Barry Oxford

Gotcha. Got it. Thanks, thanks. And then last question. You guys are kind of looking at JVs. Would you say you’re more in preliminary, or would you say, Barry, we’re kind of maybe halfway down the road?

Pen White

Yeah, Barry, we’re in talks with a number of different capital sources on potential JVs and I would say preliminary, you know, to moderately advanced discussions that we think would make sense for the REIT. I think as we progress we’ll probably be able to give you more color next quarter.

Barry Oxford

Great, great. I appreciate all the commentary, guys. Thanks so much.

Jeff Witherell

Thank you, Barry.

Operator

Thank you. And the next question comes from John Benda with National Securities Corporation.

John Benda

Hey, good morning, guys. How are you today?

Jeff Witherell

Great, John.

John Benda

So just quickly, on the lease renewal increases you offered a number of 8.4% for both new and renewal leases. Could you break that down by each lease type, what was new specifically, what was renewal specifically, if possible?

Jeff Witherell

John, we don’t have it handy right in front of us, I don’t think. Jim Connolly is here, but we don’t--we don’t even want to give an estimate.

John Benda

Okay.

Jeff Witherell

We can get back to you on that. That’s fine.

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Thursday, August 9, 2018, 10:00 AM

John Benda

Okay, and then so on the parties interested in the JVs, could you just offer some kind of color on the deal structure of those JVs? You said that there are a lot of parties that are interested, which means that it could be more favorable to Plymouth. So if you could just offer some insight on the structure of those, what they might look like.

Jeff Witherell

Yeah, I mean they could look like a variety of things, but the emphasis we want to put on it is that we are, you know, we’re focused on building the REIT. At current stock price--you know, we still have a great pipeline. We see a lot of product in the market, and what we’ve said since the IPO is that any JV we would do would be primarily geared towards product that the REIT necessarily wouldn’t do, heavily value add, a lot of CapEx, as you can see all the swings that go with CapEx. Lease up and things like that would be primarily something that you could do in a JV. The restructure would be that we would put some capital in. We would earn, obviously, operating fees for our asset management and our property management, and obviously they would be a promote to the REIT.

John Benda

That was my question. That was my question. Do you know how favorable the promote would be to the REIT versus what a standard--you know, if there is a standard JV I’m just saying--what you think the promote might be?

Jeff Witherell

You know, we’ve had a lot of different discussions. It really depends on the deal. I couldn’t--we couldn’t give you a number today as we sit here. It could be a lot of different things depending on how much we put in for capital.

John Benda

That’s fine. And then also seeing how significant all of the refinancing of the debt has been and what it’s going to mean for FFO and AFFO, you know, how many opportunities are left on the debt side to keep on driving the average rate down, driving the average rate down?

Jeff Witherell

There really isn’t. I mean we’ve got capacity on our line on our credit facility, and that’s about it. We’ve locked in--so we say approximately 80% because we do have some room on our line, which is not being used right now. There really isn’t. I mean we’re historically low. Our weighted average is 4.13%. You know, hopefully someday we wake up and that’s really low.

John Benda

Your weighted average interest rate for the whole portfolio--for the whole debt you mean?

Jeff Witherell

Right, for the three long-term fixed-rate life loans that we’ve got.

John Benda

Excellent, excellent, excellent. All right, and then--

Jeff Witherell

And John, just to back up--sorry to cut you off, but our breakdown of the 8.4% is about--you know, it’s like say 6.9% on new leases and 3.6% on renewals, but that’s just for the second quarter.

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John Benda

Okay.

Jeff Witherell

So quarter-to-quarter, you know, it changes around.

John Benda

Okay, and then just a quick question on the line. Is there an accordion feature [indiscernible] I’m just thinking in terms of, you know, if there’s another rate increase in the near future and you guys are in the middle of a closing, let’s say that happens during a closing, is there an accordion feature on the line and/or do you have commitments from lenders to extend X amount of credit at a certain rate to you, or is it all going to be as it happens?

Dan Wright

The line of credit presently stands at $45 million, and we currently only have $10 million outstanding.

John Benda

Okay.

Dan Wright

And it does have a full accordion feature up to $70 million presently and to the point that it would be needed or appropriate to increase it, [indiscernible] expressed interest in participating further with other institutions to expand that.

Jeff Witherell

But as far as having like a forward-rate contract, we don’t have that. We don’t really know how that exists, technically. But no shortage of lenders have been in here over the last six months wanting to join the credit facility or what have you.

John Benda

Great. Thank you very much.

Jeff Witherell

Thank you, John.

Operator

Thank you. And I now would like to turn the conference back over to Jeff Witherell for any closing comments.

CONCLUSION

Jeff Witherell

Okay, thanks, everyone, for joining us this morning. As always, we are available for follow-up questions should you have any. Please reach out. Thanks again.

Operator

Thank you. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.

Plymouth Industrial REIT

Thursday, August 9, 2018, 10:00 AM